                                                                     EXHIBIT 2.0

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                     MEMBERSHIP INTEREST PURCHASE AGREEMENT



                                  by and among



                               LAUNCH MEDIA, INC.,



                                  C.C.R.L. LLC,



                                       and



                          CREATIVE ARTISTS AGENCY LLC,

                            CODIKOW & CARROLL, P.C.,

                                4 FINI, INC., and

                                   VANS, INC.



                            Dated as of June 12, 2000


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

                                TABLE OF CONTENTS

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                                                                                                 PAGE
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
ARTICLE I
DEFINITIONS.................................................................................        1

   1.1    Definitions.......................................................................        1

ARTICLE II
SALE AND PURCHASE OF MEMBERSHIP INTERESTS...................................................        6

   2.1    Sale and Purchase.................................................................        6
   2.2    Payment of Purchase Price.........................................................        7
   2.3    Statement of Income and Expense...................................................        7
   2.4    Earn-Out Payments.................................................................        9
   2.5    Purchase Price Allocation.........................................................        9

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY...................................        9

   3.1    Due Incorporation; Subsidiaries...................................................        9
   3.2    Due Authorization.................................................................       10
   3.3    Consents and Approvals; Authority Relative to this Agreement......................       11
   3.4    Capitalization....................................................................       12
   3.5    Financial Statements; Undisclosed Liabilities; Other Documents....................       13
   3.6    No Adverse Effects or Changes.....................................................       13
   3.7    Title to Properties...............................................................       15
   3.8    Condition and Sufficiency of Assets; Computer System..............................       15
   3.9    Real Property.....................................................................       16
   3.10   Personal Property.................................................................       16
   3.11   Inventories.......................................................................       16
   3.12   Accounts Receivable and Advances..................................................       16
   3.13   Intellectual Property.............................................................       16
   3.14   Contracts.........................................................................       17
   3.15   Permits...........................................................................       19
   3.16   Insurance.........................................................................       19
   3.17   Employee Benefit Plans and Employment Agreements..................................       19
   3.18   Employment and Labor Matters......................................................       20
   3.19   Capital Improvements..............................................................       21
   3.20   Taxes.............................................................................       21
   3.21   No Defaults or Violations.........................................................       22
   3.22   Environmental Matters.............................................................       22
   3.23   Litigation........................................................................       23
   3.24   No Conflict of Interest...........................................................       24


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
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   3.25   Bank Accounts.....................................................................       24
   3.26   Promoters and Vendors.............................................................       24
   3.27   Additional Representations and Warranties by the Sellers..........................       24
   3.28   Brokers...........................................................................       25
   3.29   Imposition of Certain Liability...................................................       26
   3.30   Accuracy of Statements............................................................       26

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER.................................................       26

   4.1    Due Incorporation.................................................................       26
   4.2    Due Authorization.................................................................       26
   4.3    Consents and Approvals; Authority Relative to this Agreement......................       27
   4.4    No Violation of Other Instruments or Laws.........................................       27
   4.5    Stock Purchase Price..............................................................       27
   4.6    Purchaser Disclosure Documents....................................................       27
   4.7    Brokers...........................................................................       28

ARTICLE V
COVENANTS...................................................................................       28

   5.1    Implementing Agreement............................................................       28
   5.2    Access to Information and Facilities..............................................       28
   5.3    Consents and Approvals............................................................       28
   5.4    Resignation of Officers and Directors.............................................       29
   5.5    Supplemental Information..........................................................       29
   5.6    Noncompetition....................................................................       29
   5.7    Use of Name.......................................................................       31
   5.8    Termination of Certain Agreements.................................................       31
   5.9    Confidentiality...................................................................       31
   5.10   Publicity.........................................................................       31
   5.11   Preservation of Business..........................................................       32
   5.12   Maintenance of Insurance..........................................................       33
   5.13   Lock-Up...........................................................................       33

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER............................................       33

   6.1    Warranties True as of Both Present Date and Closing Date..........................       33
   6.2    Compliance with Agreements and Covenants..........................................       33
   6.3    Consents and Approvals............................................................       34
   6.4    Documents.........................................................................       34
   6.5    No Material Adverse Change........................................................       34

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   6.6    Actions or Proceedings............................................................       34
   6.7    Fairness Hearing..................................................................       34
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS..........................................       34

   7.1    Warranties True as of Both Present Date and Closing Date..........................       34
   7.2    Compliance with Agreements and Covenants..........................................       34
   7.3    Documents.........................................................................       35
   7.4    Actions or Proceedings............................................................       35
   7.5    Fairness Hearing..................................................................       35

ARTICLE VIII
CLOSING.....................................................................................       35

   8.1    Closing...........................................................................       35
   8.2    Deliveries by the Sellers and the Company.........................................       35
   8.3    Deliveries by Purchaser...........................................................       36

ARTICLE IX
TERMINATION.................................................................................       37

   9.1    Termination.......................................................................       37
   9.2    Effect of Termination.............................................................       37

ARTICLE X
INDEMNIFICATION.............................................................................       37

   10.1   Survival..........................................................................       37
   10.2   Indemnification by the Sellers....................................................       38
   10.3   Indemnification by Purchaser......................................................       38
   10.4   Claims............................................................................       39
   10.5   Notice of Third Party Claims; Assumption of Defense...............................       39
   10.6   Settlement or Compromise..........................................................       40
   10.7   Failure of Indemnifying Person to Act.............................................       40
   10.8   Escrow and Earn-Out Payments......................................................       40
   10.9   Limitations.......................................................................       41

ARTICLE XI
MISCELLANEOUS...............................................................................       41

   11.1   Expenses..........................................................................       42
   11.2   Amendment.........................................................................       42
   11.3   Notices...........................................................................       42

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   11.4   Effect of Investigation...........................................................       43
   11.5   Waivers...........................................................................       43
   11.6   Counterparts......................................................................       43
   11.7   Interpretation....................................................................       43
   11.8   Applicable Law....................................................................       43
   11.9   Assignment........................................................................       43
   11.10  No Third Party Beneficiaries......................................................       44
   11.11  Further Assurances................................................................       44
   11.12  Severability......................................................................       44
   11.13  Remedies Cumulative...............................................................       44
   11.14  Entire Understanding..............................................................       44

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                                    SCHEDULES


Schedule 1.1A        Financial Statements
Schedule 3.1         Qualification to do Business
Schedule 3.3         Consents and Approvals
Schedule 3.4         Capitalization
Schedule 3.5         Undisclosed Liabilities; Inaccuracies in Certain Documents
Schedule 3.6         Certain Changes
Schedule 3.7         Liens and Encumbrances
Schedule 3.8         Condition of Assets; Shared Assets; Computer System
Schedule 3.10        Personal Property and Personal Property Leases
Schedule 3.12        Accounts Receivable and Advances
Schedule 3.13        Intellectual Property
Schedule 3.14        Contracts
Schedule 3.15        Permits
Schedule 3.16        Insurance
Schedule 3.18        Labor Matters
Schedule 3.19        Capital Improvements
Schedule 3.21        Defaults and Violations
Schedule 3.22        Environmental Matters
Schedule 3.23        Litigation
Schedule 3.24        Conflicts of Interest
Schedule 3.25        Bank Accounts
Schedule 3.26        Customers and Suppliers
Schedule 4.3         Certain Other Consents and Approvals
Schedule 5.6         Permissible Activities
Schedule 11.3        Schedule of Sellers











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                                    EXHIBITS


   Exhibit A   Form of Escrow Agreement

   Exhibit B   Terms and Conditions of the Earn-Out Payments

   Exhibit C   Form of Services Agreement with 4 Fini, Inc.

   Exhibit D   Form of Services Agreement with Creative Artists Agency LLC

   Exhibit E   Form of Services Agreement with Codikow, Carroll, Guido &
               Groffman, LLP





















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

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

        This MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of June 12, 2000, by and among Launch Media, Inc., a Delaware corporation ("Purchaser"), C.C.R.L. LLC, a California limited liability company ("Company"), and Creative Artists Agency LLC, Codikow & Carroll, P.C., 4 Fini, Inc., and Vans, Inc. (collectively, "Sellers").

        WHEREAS, on the terms and subject to the conditions contained herein, Purchaser desires to acquire all of the issued and outstanding Membership Interests of the Company from the Sellers; and

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        1.1 Definitions. Unless otherwise defined in this Agreement, the following terms shall have the meanings herein ascribed to such terms:

        "Accredited Investor" shall have the meaning provided in Regulation 501(a) under Regulation D of the Securities Act.

        "Affiliate" shall mean, with respect to any specified Person: (1) any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person; and (2) any immediate family member of the specified Person or any of the foregoing Persons, or any relative of such immediate family member; provided, however, that: (A) at any time after the Closing Date, the Company, on the one hand, and the Sellers and their respective Affiliates (other than the Company), on the other hand, shall not be deemed to be Affiliates of each other; and (B) Danny Goldberg shall not be deemed to be an Affiliate of Codikow & Carroll, P.C. or Codikow, Carroll, Guido & Groffman, LLP.

        "Aggregate Purchase Price" shall mean the sum of: (i) the Purchase Price; (ii) the Earn-Out Payments; and (iii) the Balloon Payment.

        "Agreement" shall mean this Membership Interest Purchase Agreement, including all exhibits and schedules hereto, as amended from time to time.

        "Balloon Payment" shall have the meaning set forth in Exhibit B attached hereto.

        "Benefit Plans" shall have the meaning set forth in Section 3.17.

        "Business Day" shall mean any day of the year other than: (i) any Saturday or Sunday; and (ii) any other day on which banks located in Illinois or California generally are closed for business.

        "Cash Purchase Price" shall have the meaning set forth in Section
2.2(a).

        "Closing" shall mean the consummation of the transactions contemplated herein in accordance with Article VIII.

        "Closing Date" shall have the meaning set forth in Section 8.1.

        "Closing Date Stock Price" shall mean the average closing share price for the Common Stock on the NASDAQ Stock Exchange for the ten (10) consecutive trading days immediately prior to the Determination Date.

        "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

        "Common Stock" shall mean the shares of common stock of Purchaser, par value $0.001 per share, to be issued to the Sellers in accordance with the terms and conditions of this Agreement.

        "Company's Intellectual Property" shall mean any and all Intellectual Property owned by the Company.

        "Confidential Information" shall mean all non-public technical, proprietary, commercial, financial, and other information (irrespective of the form of such information) owned by or concerning Company and its business and operations.

        "Contract" shall mean any contract, lease, commitment, understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, right, warrant, instrument, plan, permit or license, whether written or oral, that is binding and enforceable.

        "Determination Date" shall mean the trading date that is two (2) trading days immediately prior to the Closing Date.

        "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

        "Earn-Out Payments" shall have the meaning set forth in Section 2.4.

        "Environmental Law" shall mean any Law which relates to, or otherwise imposes liability or standards of conduct concerning, mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar federal, state or local statutes.

        "Environmental Permit" shall mean any permit, license, approval, consent or other authorization required by, or pursuant to, any applicable Environmental Law.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

        "Escrow Account" shall mean the escrow account governed by the terms and conditions of the Escrow Agreement.

        "Escrow Agent" shall mean the Person selected to hold the Escrow Shares as provided in the Escrow Agreement.

        "Escrow Agreement" shall mean the Escrow Agreement, dated as of the Closing Date, by and among the Escrow Agent, the Company, the Sellers, and Purchaser, substantially in the form attached hereto as Exhibit A.

        "Escrow Shares" shall have the meaning set forth in Section 2.2(b).

        "Financial Statements" shall mean all of the following:

        (a) the unaudited consolidated financial statements of the Company as of December 31, 1999 and March 31, 2000, both of which are included in Schedule 1.1A, consisting of the consolidated balance sheets at such dates and the related consolidated statements of earnings and retained earnings and cash flows for the 12 month and 3 month periods, respectively, then ended; and

        (b) the term "Financial Statements" shall also include any and all interim financial statements then in existence.

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        "GAAP" shall mean U.S. generally accepted accounting principles at the time in effect.

        "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the Pension Benefit Guaranty Corporation and other quasi-governmental entities established to perform such functions.

        "Hazardous Substance" shall mean any material or substance that: (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law); or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

        "Indemnified Person" shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article X.

        "Indemnifying Person" shall mean the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article X.

        "Independent Accountant" shall have the meaning set forth in Section 2.3(d).

        "Intellectual Property" shall mean any and all trademarks, tradenames, service marks, patents, copyrights (including any registrations, applications, licenses or rights relating to any of the foregoing), technology, trade secrets, inventions, know-how, designs, computer programs, processes, and all other intangible assets, properties and rights.

        "IRS" shall mean the Internal Revenue Service.

        "Latest Balance Sheet" shall mean the unaudited consolidated balance sheet of the Company dated as of December 31, 1999 set forth in Schedule 1.1A.

        "Law" shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

        "Lien" shall mean any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, assessment, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance.

        "Loss" or "Losses" shall mean any and all liabilities, losses, costs, claims, damages (including consequential damages), penalties and expenses (including attorneys' fees and expenses and costs of investigation and litigation). In the event any of the foregoing are indemnifiable hereunder, the terms "Loss" and "Losses" shall include any and all attorneys' fees and expenses and costs of investigation and litigation incurred by the Indemnified Person in enforcing such indemnity.

        "Material Adverse Change" shall mean a change (or circumstance involving a prospective change) in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is materially adverse.

        "Material Adverse Effect" shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of the Company that is materially adverse.

        "Membership Interests" shall have the meaning set forth in Section
3.4(a).

        "Person" shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, trust, association or other entity.

        "Purchase Price" shall have the meaning set forth in Section 2.2.

        "Purchased Assets" shall mean all of the assets of the Company set forth on the Allocation Schedule.

        "Purchaser Indemnified Parties" shall mean Purchaser and each of its Affiliates (including, after the Closing, the Company), and their respective officers, directors, employees, members, managers, agents and representatives; provided that in no event shall any Seller be deemed a Purchaser Indemnified Party.

        "Real Property" shall have the meaning set forth in Section 3.9.

        "Related Agreement" shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to, or in connection with, this Agreement. The Related Agreements executed by a specified Person shall be referred to as "such Person's Related Agreements," "its Related Agreements" or another similar expression.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Services Agreement" shall mean the services agreements, dated as of the Closing Date, by and between Purchaser and each of 4 Fini, Inc., Creative Artists Agency LLC, and Codikow, Carroll, Guido & Groffman, LLP, with respect to certain services that are necessary and appropriate to operate the Tour, substantially in the form attached hereto, respectively, as Exhibit C, Exhibit D, and Exhibit E.

        "Statement" shall have the meaning set forth in Section 2.3(a).

        "Stock Purchase Price" shall have the meaning set forth in Section
2.2(c).

        "Subsidiaries" shall mean, with respect to a specified Person, each corporation, partnership, or other entity in which the specified Person owns or controls, directly or indirectly, through one or more intermediaries, twenty-five percent (25%) or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions, or in which the specified Person owns or controls rights to twenty-five percent (25%) or more of any distributions.

        "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto.

        "Tax Return" shall mean any report, return or other information required to be supplied to a Governmental Authority in connection with any Taxes.

        "Tax Statute of Limitations Date" shall mean the close of business on the 90th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

        "Tax Warranty" shall mean a representation or warranty in Section 3.17 or Section 3.20.

        "Territory" shall mean the United States, Canada, and all other countries in which the Company or any of its Affiliates has transacted business prior to the Closing Date.

        "Title and Authorization Warranty" shall mean a representation or warranty in Sections 3.2, 3.3(a), 3.3(b), 3.3(d), and 3.4.

        "Tour" shall mean the WARPED Tour.


                                   ARTICLE II

                    SALE AND PURCHASE OF MEMBERSHIP INTERESTS

        2.1 Sale and Purchase. Each Seller hereby agrees to sell to Purchaser all of the Membership Interests owned by such Seller, free and clear of all Liens, and Purchaser hereby agrees to purchase all of such Membership Interests from such Seller.



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

        2.2 Payment of Purchase Price. At the Closing, in consideration for the Sellers executing this Agreement and the Related Agreements, and for the agreement of the Sellers pursuant to Section 5.6, Purchaser shall pay an aggregate amount equal to $7,500,000, subject to adjustment in accordance with
Section 2.3 ("Purchase Price"), which shall be payable as follows:

        (a) Purchaser shall pay to the Sellers an aggregate cash amount equal to $2,000,000 ("Cash Purchase Price"), the allocation of which shall be made among the Sellers in accordance with Schedule 11.3. The Cash Purchase Price shall be made by means of a certified check or wire transfer of immediately available funds to a bank account designated by each Seller;

        (b) Purchaser shall deliver to the Escrow Agent for deposit into the Escrow Account that number of unregistered shares of Common Stock that, in the aggregate, and rounded to the nearest whole share, are equal to $1,500,000, divided by the Closing Date Stock Price ("Escrow Shares"). The Escrow Shares shall be used to secure the indemnification obligations of the Sellers under this Agreement, and shall be administered in accordance with the terms of the Escrow Agreement; and

        (c) Purchaser shall issue and deliver to the Sellers that number of shares of Common Stock that, in the aggregate, and rounded to the nearest whole share, are equal to $4,000,000, divided by the Closing Date Stock Price, of which $2,750,000 shall be designated "Fund I" and $1,250,000 shall be designated "Fund II" (collectively, "Stock Purchase Price"). The allocation of the Stock Purchase Price shall be made among the Sellers in accordance with Schedule 11.3.

        2.3 Statement of Income and Expense.

        (a) As soon as practicable after the Closing Date, but in no event later than 10 days following the Closing Date, Sellers shall prepare and deliver to Purchaser a written statement ("Statement") setting forth the following information in reasonable detail:

             (i) (A) all cash and investments, as reflected on the Latest Balance Sheet; (B) all accounts receivable of the Company, as reflected on the Latest Balance Sheet and otherwise in connection with the production of the Tour for any year prior to year 2000 (except to the extent such accounts receivable are incurred in connection with the production of the Tour for year 2000) that have been paid to Company at or prior to the Closing; and (C) all other amounts otherwise payable to the Company arising out of, or with respect to, the production of the Tour for year 1999 that have been paid at or prior to the Closing (the sum of such items is referred to as the "Sellers' Credit"); and

             (ii) (A) all accounts payable of the Company reflected on the Latest Balance Sheet, except to the extent such accounts payable are incurred in connection with the production of the Tour for year 2000; and (B) all other amounts otherwise received by the Company prior to December 31, 1999 arising out of, or with respect to, the production of the Tour for year 2000 (the sum of such items is referred to as the "Sellers' Debit").

        (b) The Statement shall be prepared based on the books and records of the Company, including the Financial Statements, and shall also include evidence reasonably satisfactory to Purchaser in support of the computation of the Sellers' Credit and the Sellers' Debit.

        (c) Subject to Section 2.3(d), Purchaser shall make a cash payment to the Sellers equal to the amount by which the Sellers' Credit is greater than the Sellers' Debit. Subject to Section 2.3(d), the Sellers shall make a cash payment to Purchaser equal to the amount by which the Sellers' Debit is greater than the Sellers' Credit.

        (d) Purchaser shall have until 30 days after the delivery of the Statement to review the Statement and propose any adjustments thereto. All adjustments proposed by Purchaser shall be set out in detail in a written statement delivered to the Sellers ("Adjustment Statement") and shall be incorporated into the Statement unless any Seller shall object in writing to such proposed adjustments within 30 days of delivery by Purchaser to the Sellers of the Adjustment Statement. If any Seller does object in writing within 30 days to any such proposed adjustment (the proposed adjustment or adjustments to which the Seller objects are referred to herein as the "Contested Adjustments" and Sellers' objection notice is referred to herein as the "Contested Adjustment Notice"), Purchaser and such Seller shall use reasonable efforts to resolve their dispute regarding the Contested Adjustments, but if a final resolution thereof is not obtained within 10 days after the Seller delivers to Purchaser said Contested Adjustment Notice, Purchaser and the Seller shall promptly retain Ernst & Young or another nationally recognized independent accounting firm acceptable to both the Seller and Purchaser ("Independent Accountant") to resolve any remaining disputes concerning the Contested Adjustments. If the Independent Accountant is retained, then: (i) the Seller and Purchaser shall each submit to the Independent Accountant in writing not later than 15 days after the Independent Accountant is retained their respective positions with respect to the Contested Adjustments, together with such supporting documentation as they deem necessary or as the Independent Accountant requests; and (ii) the Independent Accountant shall, within 30 days after receiving the positions of both the Seller and Purchaser and all supplementary supporting documentation requested by the Independent Accountant, render its decision concerning the Contested Adjustments, which decision shall be final and binding on the Sellers and Purchaser, and shall not subject to appeal by any Seller or Purchaser. The fees and expenses of the Independent Accountant shall be paid one half by Purchaser and one half by the Seller. The decision of the Independent Accountant shall also include a certificate of the Independent Accountant setting forth the final amounts of Sellers' Credit or Sellers' Debit, as the case may be, and the Settlement Amount. The Statement shall be deemed to include all proposed adjustments not disputed by the Sellers and those adjustments accepted or made by the decision of the Independent Accountant in resolving the Contested Adjustments. The payment of Sellers' Credit or Sellers' Debit, as the case may be, shall be made by the relevant party no later than 10 days following the final determination of such Settlement Amount.

        (e) If any accounts receivable of the Company as of December 31, 1999 arising out of, or with respect to, the Tour for year 1999 have not been paid to the Company on or prior to the Closing, then at the Closing, the Company shall assign to the Sellers, all of the Company's right, title and interest in and to the receipt of such amounts. If any such amounts are paid to, or received by, the Company after the Closing, the Company shall promptly pay the same to the Sellers.

        (f) If any accounts payable or other expense of the Company arising out of, or with respect to, any Tour prior to the Tour for year 2000 were not reflected on the Latest Balance Sheet, and such accounts payable or other expense have not been paid and discharged in full on or prior to the Closing, the Sellers hereby agree to make all of such payments as soon as practicable following the Closing, and the Sellers shall indemnify the Purchaser Indemnified Parties for, and hold the Purchaser Indemnified Parties harmless against, any and all Losses that arise out of, or with respect to, the failure of the Company to have paid any accounts payable.

        2.4 Earn-Out Payments. Purchaser hereby agrees to make earn-out payments to the Sellers based on the performance standards outlined in, and otherwise subject to, and in accordance with, the terms and conditions of Exhibit B ("Earn-Out Payments"). Each Earn-Out Payment, if any, shall be made to, and allocated among, the Sellers based on the percentage interests of each Seller set forth on Schedule 11.3.

        2.5 Purchase Price Allocation. The Aggregate Purchase Price shall be allocated in conformity with Section 1060 of the Code (and the Treasury Regulations thereunder) among the Purchased Assets, taking into account the Earn-Out Payments and the Balloon Payment, as appropriate. Any adjustment to the Aggregate Purchase Price shall be allocated as provided by the Treasury Regulations under Section 1060 of the Code. The parties hereby agree that, as of the Closing Date, it is impossible to determine the value of the Earn-Out Payments and the Balloon Payment. The parties, therefore, covenant and agree that, for income Tax purposes, they shall not report the Earn-Out Payments and the Balloon Payment, if any, unless and until such payments are actually made, and no party shall take a position for Tax purposes inconsistent therewith. Purchaser covenants and agrees that it will not include either the Earn-Out Payments or the Balloon Payment in its tax basis for the Membership Interests and/or the Purchased Assets for Tax or accounting purposes until such amounts are actually paid by Purchaser to the Sellers.


                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

        Each of the Sellers and the Company represents and warrants to Purchaser as of the date hereof (it being agreed that all of the representations and warranties set forth in this article are made jointly and severally by the Company and all Sellers, except for the representations and warranties set forth in Sections 3.1(b), 3.2(b), 3.3(b), 3.3(d), 3.4(c), 3.27, and 3.30(b), which are made by each Seller severally), as follows:

        3.1 Due Incorporation; Subsidiaries.

        (a) The Company is duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted. The Company is licensed or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The State of California is the only jurisdiction in which the Company is organized, or licensed or qualified to do business. Except as set forth on Schedule 3.1, the Company has no Subsidiaries, and the Company does not hold any direct or indirect economic, voting or management interest in any Person or directly or indirectly own any security issued by any Person. The Company is not a participant in any joint venture, partnership, or similar arrangement. Accurate and complete copies of the Articles of Organization and Operating Agreement (or similar organizational instruments), as amended, of the Company have been delivered to Purchaser.

        (b) The Seller is duly organized, validly existing and in good standing under the laws of its jurisdictions of organization or formation, with all requisite power and authority to own, lease and operate its properties and to carry on its businesses and operations as they are now being owned, leased, operated and conducted. The Seller is licensed or qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction where the nature of the properties owned, leased or operated by it and the businesses and operations transacted by it require such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The jurisdictions in which the Seller is incorporated or formed and licensed or qualified to do business as a foreign corporation or limited liability company are set forth on Schedule 3.1.

        3.2 Due Authorization.

        (a) The Company has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and its Related Agreements have been duly and validly approved by the managers, members, and equity holders of the Company, and no other actions or proceedings on the part of the Company are necessary to authorize this Agreement, its Related Agreements, or the transactions contemplated hereby and thereby. The Company has duly and validly executed and delivered this Agreement and the Related Agreements. This Agreement and the Related Agreements of the Company constitute (assuming, in each case, due execution and delivery by Purchaser) legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

        (b) The Seller has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and its Related Agreements have been duly and validly approved by the board of directors, members, managers, committees, and equity holders of the Seller, and no other actions or proceedings on the part of the Seller are necessary to authorize this Agreement, the Related Agreements, or the transactions contemplated hereby and thereby. The Seller has duly and validly executed and delivered this Agreement and the Related Agreements. This Agreement and the Related Agreement constitute (assuming, in each case, due execution and delivery by Purchaser) legal, valid and binding obligations of the Seller, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

        3.3 Consents and Approvals; Authority Relative to this Agreement.

        (a) Except as set forth on Schedule 3.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by the Company of this Agreement or its Related Agreements or the consummation of the transactions contemplated hereby or thereby.

        (b) Except as set forth on Schedule 3.3, no consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance of the Seller of this Agreement or its Related Agreements or the consummation of the transactions contemplated hereby or thereby.

        (c) Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by the Company of this Agreement and its Related Agreements do not and shall not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Company under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which the Company is a party or by which the Company or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of the Company or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of any of, or cause the dissolution of the Company pursuant to, the Articles of Organization, certificate of formation, charter, Operating Agreement, or similar organizational instruments of the Company, except as would not have a Material Adverse Effect.

        (d) Except as set forth on Schedule 3.3, the execution, delivery and performance of this Agreement by the Seller of this Agreement and its Related Agreements does not and shall not: (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of the Seller under, or result in or constitute a circumstance which, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Seller is a party or by which Seller or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Seller or indebtedness secured by its assets or properties; or
(iv) violate or conflict with any provision of any of the Articles of Organization, certificate of formation, charter, by-laws, operating agreement, or similar organizational instruments of Seller, except as would not have a Material Adverse Effect.

        3.4 Capitalization.

        (a) All of the equity ownership interests in the Company consist of membership interests ("Membership Interests"), all of which have been issued in compliance with the terms and conditions of that certain Amended and Restated Operating Agreement for the Company, dated as of January 1, 1997 ("Operating Agreement"). All of the Membership Interests are currently issued and outstanding. The record ownership of the Membership Interests are accurately set forth on Schedule 3.4. The Membership Interests are nonassessable and are not subject to preemptive rights. All capital contributions or similar contributions required by the Operating Agreement have been made. There are no Membership Interests currently reserved for issuance for any purpose or upon the occurrence of any event or condition. Each of the Membership Interests is an uncertificated security.

        (b) Except as set forth above or in Schedule 3.4, there are no Membership Interests or other securities (whether or not such securities have voting rights) of the Company issued or outstanding or any subscriptions, options, warrants, puts, calls, rights, convertible securities or other agreements or commitments of any character obligating any Seller, the Company, or any of their respective Affiliates to issue, transfer or sell, or cause the issuance, transfer or sale of, any Membership Interests or other securities (whether or not such securities have voting rights) of the Company. Except as set forth in Schedule 3.4, there are no outstanding contractual rights or obligations of any Seller or the Company that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any Membership Interests or other securities of the Company, or the management or operation of the Company, including without limitation, rights of first refusal, rights of first offer, "drag along" rights, or "tag along" rights. Except for each Seller's rights as a holder of Membership Interests, no Person has any right to participate in, or receive any payment based (including, without limitation, payments pursuant to Section 2.2) on any amount relating to, or arising in connection with, the revenue, income, value or net worth of the Company or any component or portion thereof, or any current or former ownership of Membership Interests, or any current or former ownership of the Company or any Seller, or any increase or decrease in any of the foregoing.

        (c) The legal and beneficial ownership of the Membership Interests held by the Seller are accurately set forth on Schedule 3.4. The Membership Interests owned by the Seller are free and clear of any and all Liens. The assignments, endorsements, and other instruments of transfer delivered by the Seller to Purchaser at the Closing shall be sufficient to transfer to Purchaser the Seller's entire interest, legal and beneficial, in and to the Membership Interests. Upon execution and delivery of such assignments, endorsements, and other instruments of transfer, Purchaser shall receive good and marketable title in and to such Membership Interests, free and clear of all Liens. The Seller has full power and authority to convey good and marketable title to all of the Membership Interests owned by such Seller.

        3.5 Financial Statements; Undisclosed Liabilities; Other Documents.

        (a) Attached hereto as Schedule 1.1A are accurate and complete copies of the Financial Statements. The Financial Statements and the Statement consistently and fairly present the consolidated financial position, assets and liabilities of the Company as of the dates thereof and the consolidated revenues, expenses, and results of operations of the Company for the periods covered thereby. The Financial Statements are, and the Statement shall be, in accordance with the books and records of the Company. The Financial Statements do not, and the Statement shall not, reflect any transactions which are not bona fide transactions. The Financial Statements do not, and the Statement shall not, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        (b) Except as set forth in Schedule 3.5 or in the Latest Balance Sheet, the Company has no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than: (i) trade payables and accrued expenses incurred in the ordinary course of business since the date of the Latest Balance Sheet; and (ii) contingent liabilities of a nature, which, in accordance with GAAP, are not required to be reserved against in a balance sheet.

        3.6 No Adverse Effects or Changes. Except as listed on Schedule 3.6, since December 31, 1999, the Company has not:

             (i) suffered any Material Adverse Change;

             (ii) suffered any damage, destruction or Loss to any of its assets or properties (whether or not covered by insurance), which would result in a Material Adverse Effect;

             (iii) incurred any obligation or entered into any Contract that either: (x) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000; or (y) has a term of, or requires the performance of any obligations by the Company over a period in excess of, twelve months;

             (iv) taken any action or failed to take any action, or made any expenditure or failed to make any expenditure, or entered into or authorized any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

             (v) sold, transferred, conveyed, assigned or otherwise disposed of any of its material assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

             (vi) waived, released or cancelled any claims against third parties or debts owing to it, or any rights which have any value;

             (vii) made any changes in its accounting systems, policies, principles or practices;

             (viii) entered into, authorized, or permitted any transaction with any Seller or any Affiliate of any Seller;

             (ix) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or any other securities, or amended any of the terms of any Membership Interests or such other securities;

             (x) split, combined, or reclassified any Membership Interests (or any other securities), declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Membership Interests (or any other securities), or redeemed or otherwise acquired any Membership Interests (or any other securities) of the Company;

             (xi) made any borrowings, incurred any debt (other than in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, indirectly, or contingently) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

             (xii) made any loans, advances or capital contributions to, or investments in, any other Person;

             (xiii) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer, member, manager, or employee, or increased in any manner the compensation or fringe benefits of any director, officer, member, manager, or employee or paid any benefit not required by any existing plan and arrangement or entered into any contract, agreement, commitment or arrangement to do any of the foregoing;

             (xiv) acquired, leased or encumbered any assets outside the ordinary course of business or any assets which are material to the Company;

             (xv) authorized or made any capital expenditures which individually or in the aggregate are in excess of $10,000;

             (xvi) made any Tax election or settled or compromised any federal, state, local or foreign Tax liability, or waived or extended the statute of limitations in respect of any such Taxes;

             (xvii) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its officers, members, managers, employees or agents; or

             (xviii) terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract, except in each case as would not have a Material Adverse Effect.

        3.7 Title to Properties. Except as disclosed on Schedule 3.7, the
Company: (i) as of the date hereof, has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties and rights reflected in the Financial Statements, Schedule 3.9, and Schedule 3.10 (other than leased assets under the leases set forth in Schedule 3.10 and assets disposed of in the ordinary course of business since the date of such Financial Statements), in all cases free and clear of all Liens; and (ii) has good and marketable title to, and is the lawful owner of, all of the tangible and intangible assets, properties and rights to be reflected on the Statement, in all cases free and clear of all Liens.

        3.8 Condition and Sufficiency of Assets; Computer System.

        (a) Except as disclosed on Schedule 3.8 or as would not have a Material Adverse Effect, all of the tangible assets, properties, and rights of the Company, whether real or personal, owned or leased (with respect to leased property, during the term of lease therefor), have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and to the knowledge of the Sellers and the Company, after due inquiry, are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations or adversely affect the resale value thereof. Except as set forth in Schedule 3.8, the Company has no liabilities that are not directly related to, and that did not arise directly out of, the business of the Company.

        (b) The Company does not own or lease, and has not owned or leased, any computer hardware, software, or related materials in its businesses and operations.

        3.9 Real Property. The Company does not own or lease (as lessor or lessee), and has not owned or leased (as lessor or lessee), any real property. With respect to the property that the Company uses or has used in its business and operations ("Real Property"):

        (a) the activities carried on by the Company in all buildings, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, the Real Property, and the buildings, plants, facilities, installations, fixtures and other structures or improvements themselves, are not in violation of, or in conflict with, any applicable zoning, environmental or health regulations or ordinance or any other similar Law; or

        (b) the Company has not used, deposited, stored, or located at, on, under, or beneath any Real Property or portion thereof, any asbestos, asbestos-containing materials, PCB compounds or other pollutants, contaminants, or Hazardous Substances, except as would not have a Material Adverse Effect.

        3.10 Personal Property. Schedule 3.10 sets forth an accurate and complete list of all of the tangible personal property owned by the Company in its businesses and operations having an original acquisition cost of $5,000 or more. Schedule 3.10 also sets forth all leases of personal property binding upon the Company or any of its assets or properties, and all items of personal property covered thereby. All of such tangible personal property is presently utilized by the Company in the ordinary course of business.

        3.11 Inventories. The Company has no inventories, and the Company has disposed of its inventories only in the ordinary course of business consistent with past practice.

        3.12 Accounts Receivable and Advances. Schedule 3.12 contains an accurate and complete schedule of all accounts receivable of the Company that have arisen in connection with the Tour for year 2000 ("Accounts Receivable") and all loans and advances to third parties ("Advances"), each as of the date hereof, but excluding all accounts receivable that have arisen in connection with Contracts that have been negotiated principally by Purchaser on behalf of the Company. Except as disclosed on Schedule 3.12: (a) each Account Receivable represents a sale made in the ordinary course of business and which arose pursuant to an enforceable written Contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to produce the goods or perform the services to which such Account Receivable relates; and (b) to the knowledge of the Company and the Sellers, after due inquiry, no Account Receivable or Advance is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof.

        3.13 Intellectual Property. Schedule 3.13 is an accurate and complete list of all of the Company's Intellectual Property and all Intellectual Property used by the Company in the conduct of its businesses and operations as of the date hereof. Except as disclosed on Schedule 3.13:

        (a) all of the Company's Intellectual Property is owned by the Company free and clear of all Liens, and is not subject to any license, royalty or other agreement, and the Company has not granted any license or agreed to pay or receive any royalty in respect of any Intellectual Property;

        (b) except for the Company's Intellectual Property, all of the Intellectual Property used by the Company is the subject of a valid license, and all royalties and other fees to be paid by the Company with respect to such licenses are set forth on Schedule 3.13;

        (c) none of the Company's Intellectual Property has been or is the subject of any pending or, to the knowledge of the Company and each Seller, after due inquiry, threatened litigation or claim of infringement;

        (d) no party to any license or royalty agreement to which the Company is a party is in breach or default, and no notice of termination has been given or is threatened;

        (e) the Intellectual Property owned by the Company does not infringe any Intellectual Property or confidential or proprietary rights of any other Person in the United States or in the territories outside the United States in which the Company has operated prior to the Closing Date, and the Company has not received any notice contesting its right to use any Intellectual Property. To the knowledge of the Company and each Seller, after due inquiry, there is no other Person using the mark "WARPED Tour" or using any mark that is confusingly similar to the mark "WARPED Tour" in the United States or in the territories outside the United States in which the Company has operated prior to the Closing Date. The Company is the owner and has good and marketable title to the tradename and trademark "WARPED TOUR", and the Company is the registered owner and has good and marketable title to URL "www.warpedtour.com"; and

        (f) the Company owns or possesses adequate rights in perpetuity in and to all Intellectual Property necessary to conduct its businesses and operations as presently conducted and as proposed to be conducted.

        3.14 Contracts. Schedule 3.14 lists all the Contracts of the following types to which the Company is a party or by which it is bound, or to which any of its assets or properties is subject:

        (a) any collective bargaining agreement;

        (b) any Contract with any employee, officer, director, member, manager, or committee of the Company or any of the respective Affiliates of such individuals, or any Contract or other arrangement of any kind with any Seller or any Affiliate of any Seller;

        (c) any Contract with a sales representative, manufacturer's representative, promoter, producer, sponsor, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person; any Contract of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $10,000; any Contract pursuant to which the Company has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

        (d) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

        (e) any Contract involving a partnership, joint venture or other cooperative undertaking;

        (f) any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Company;

        (g) any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for, or on behalf of, the Company, or the Company is granted the authority to act for, or on behalf of, any Person;

        (h) any Contract for which the full performance thereof may extend beyond 60 days from the Closing Date;

        (i) any Contract (other than this Agreement) not made in the ordinary course of business which is to be performed in whole or in part at or after the Closing Date;

        (j) any Contract (other than this Agreement), whether or not fully performed, relating to any acquisition or disposition of the Company or any predecessor in interest to the Company, or any acquisition or disposition of all or substantially all of the assets of the Company, or any acquisition or disposition of any Subsidiary, division, or line of business; and

        (k) any Contract not specified above that is material to the Company.

        The Sellers have delivered to Purchaser accurate and complete copies of each Contract listed on Schedule 3.14, and Schedule 3.14 contains a written description of each oral arrangement so listed. Except as disclosed on Schedule 3.14: (i) all such Contracts and arrangements between the Company, on the one part, and the Company's Affiliates or any Seller's Affiliates, on the other part, are on terms that are no less favorable to the Company than the terms that could be obtained as of the date hereof from an unrelated third party; (ii) if cancelled at any time by any other party, such cancelled Contract would not have a Material Adverse Effect; (iii) all such Contracts are valid and enforceable obligations of the Company and each other party thereto; and (iv) none of the Sellers nor the Company has received any notice of default or termination with respect to any such Contract.

        3.15 Permits. Schedule 3.15 is an accurate and complete list of all licenses, certificates, permits, franchises, rights, code approvals and private product approvals (collectively, "Permits") held by the Company. Except for the Permits listed on Schedule 3.15, and as would not have a Material Adverse Effect, the Company holds all Permits, whether federal, state, local or foreign, that are necessary for the lawful operation of the businesses of the Company as presently conducted and as proposed to be conducted.

        3.16 Insurance.

        (a) Schedule 3.16 contains an accurate and complete list of all policies of fire, liability, workmen's compensation, title and other forms of insurance owned, held by or applicable to the Company (or its assets or businesses), and the Sellers have heretofore delivered to Purchaser an accurate and complete copy of all such policies, including all occurrence-based policies applicable to the Company (or its assets or businesses) for all periods prior to the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy, except as would not have a Material Adverse Effect. Such policies are sufficient for compliance with: (i) all requirements of Law; and (ii) all Contracts to which the Company is a party, and are valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company. Except as set forth in Schedule 3.16, the Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years.

        (b) Schedule 3.16 contains an accurate and complete list of all claims which have been made by the Company in the last three (3) years under any workmen's compensation, general liability, property or other insurance policy applicable to the Company or any of its properties. Except as set forth on said list, there are no pending or threatened claims under any insurance policy. Such claim information includes all available information with respect to each accident, loss, or other event, including: (i) the identity of the claimant;
(ii) the date of the occurrence; (iii) the status as of the report date; and
(iv) the amounts paid or expected to be paid or recovered.

        3.17 Employee Benefit Plans and Employment Agreements.

        (a) General. None of the Company nor any of its ERISA Affiliates is a party to, or participates in, or has any liability or contingent liability with respect to:

             (i) any "employee welfare benefit plan" or "employee pension benefit plan" as those terms are respectively defined in Sections 3(1) and 3(2) of ERISA (referred to collectively hereinafter in this section as "Benefit Plans");

             (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA) (referred to collectively hereinafter in this section as "arrangements"); or

             (iii) any employment agreement.

        (b) Compliance With Laws; Liabilities.

             (i) To the knowledge of Company and the Sellers, after due inquiry, there have been no acts or omissions by the Company or any of its ERISA Affiliates that have given rise or may give rise to fines, penalties, taxes or related charges under Section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which the Seller may be liable.

             (ii) To the knowledge of Company and the Sellers, after due inquiry, there have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and none of the Company nor any of its ERISA Affiliates has otherwise engaged in any prohibited transaction.

             (iii) To the knowledge of Company and the Sellers, after due inquiry, there are no actions, suits, or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plans or the assets thereof, and no facts exist which could give rise to any such actions, suits, or claims (other than routine claims for benefits).

             (iv) To the knowledge of Company and the Sellers, after due inquiry, none of the Company nor any of its ERISA Affiliates has any liability or contingent liability under any plan for providing post-retirement medical or life insurance benefits.

        3.18 Employment and Labor Matters. The Company does not employ any full-time employees. The Company employs only seasonal employees generally from June through August during each year of the Tour. Schedule 3.18 contains an accurate and complete list of the names, titles, annual compensation and all bonuses and similar payments made during the current and immediately preceding fiscal year for all directors, officers, members, managers, and employees of the Company. To the knowledge of Company and the Sellers, after due inquiry, the Company has been and currently is conducting its businesses and operations in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. Except as disclosed on Schedule 3.18, during the past three (3) years there has been no labor strike, dispute, slow-down, work stoppage or other labor difficulty actually pending or threatened against or involving the Company. None of the employees of the Company (as an employee of the Company) is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made, or during the past three (3) years has been made, to organize any employees of the Company to form or enter a labor union or similar organization.

        3.19 Capital Improvements. Schedule 3.19 describes all the capital improvements or purchases or other capital expenditures of the Company that have not been completed prior to the date hereof, and also sets forth the cost and expense reasonably estimated to complete such work and purchases.

        3.20 Taxes.

        (a) All federal, state, local and foreign income, corporation and other Tax Returns have been timely filed for the Sellers and the Company, or are subject to a valid extension of the filing date for all periods through and including the Closing Date as required by applicable Law. All Taxes shown as due on all such Tax Returns and other filings have been timely paid. Each such Tax Return and filing is accurate and complete. None of the Sellers or the Company currently has or will have any additional liability for Taxes with respect to any Tax Return or other filing heretofore filed or which was required by Law to be filed, other than: (i) as reflected as liabilities on the Financial Statements; or (ii) since the date of the latest Financial Statement, as have arisen in the ordinary course of business consistent with past practice. There are no Tax liens (other than liens for current Taxes not yet due and payable) upon the Purchased Assets. All Taxes that the Company is required by law to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

        (b) No material Tax Return of the Company is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by any Seller or the Company. Each material deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies being contested in good faith.

        (c) All Taxes that the Company are required by Law to withhold or collect, including without limitation, sales and use taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. All information returns required to be filed by the Company prior to the date hereof have been filed (and prior to the Closing Date will have been filed), and all statements required to be furnished to payees by the Company prior to the date hereof have been furnished (and prior to the Closing Date will have been furnished) to such payees, and the information set forth on such information returns and statements is accurate and complete.

        (d) No Seller is a "foreign person" as defined in Section 1445(f)(3) of the Code.

        (e) The Company is and always has been classified as a partnership or a disregarded entity for federal income tax purposes.

        (f) The Tax Laws of the State of California (and each other state in which the Company owns (or has owned) any assets or conducts (or has conducted) its business and operations), that govern bulk sales of assets or sales of assets are not applicable to this Agreement, the Related Agreements, or the transactions contemplated hereby or thereby outside the ordinary course of business, and neither the Company nor the Purchaser shall have any liability with respect to such Laws.

        3.21 No Defaults or Violations. Except as disclosed on Schedule 3.21:

        (a) the Company has not breached any provision of, nor is it in default under the terms of, any Contract to which it is a party or under which it has any rights or by which it or any of its assets or properties is bound, and to the knowledge of the Sellers and the Company, after due inquiry, no other party to any such Contract has breached such Contract or is in default (with or without notice or the passage of time, or both) thereunder, except as would not have a Material Adverse Effect;

        (b) the Company is in compliance with, and no violation exists under, any and all Laws applicable to the Company, except as would not have a Material Adverse Effect; and

        (c) no notice from any Governmental Authority has been received by the Company claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

        3.22 Environmental Matters. Except as disclosed in Schedule 3.22:

        (a) the business and operations of the Company are in full compliance with all Environmental Laws in effect as of the date hereof, and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of, or give rise to any Lien under, any Environmental Law, except in each case as would not have a Material Adverse Effect;

        (b) the Company has not received any notice from any Governmental Authority or any other Person that any aspect of the business or operations of, or facilities used by, the

Company is in violation of any Environmental Law or Environmental Permit, or that any of them is responsible (or potentially responsible) for the cleanup or remediation of any substances at any location;

        (c) the Company is not the subject of any litigation or proceedings in any forum, judicial or administrative, involving a demand for damages, injunctive relief, penalties, or other potential liability with respect to violations of any Environmental Law;

        (d) to the knowledge of the Company and each Seller, after due inquiry, the Company has timely filed all reports and notifications required to be filed with respect to all of their assets and facilities and have generated and maintained all required records and data under all applicable Environmental Laws; and

        (e) to the knowledge of the Company and each Seller, after due inquiry, no condition has existed or event has occurred with respect to: (i) any property that was at any time owned, or any Subsidiary that was at any time owned, by the Company, any predecessor to the Company, or any Person that is or was an Affiliate of the Company, which property or Subsidiary has been sold, transferred or disposed; or (ii) any predecessor to the Company, that could (in the case of either of the foregoing clauses (i) or (ii)), with or without notice, passage of time or both, give rise to any present or future liability of the Company pursuant to any Environmental Law.

        3.23 Litigation.

        (a) Except as disclosed in Schedule 3.23, there are no actions, suits, claims, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the knowledge of the Company and each Seller, after due inquiry, threatened against or affecting the Company or any of its officers, directors, employees, managers, or agents in their capacity as such, or any of their respective properties, rights, assets, or businesses, and neither Company nor any Seller has any knowledge, after due inquiry, of any facts or circumstances which may give rise to any of the foregoing. Except as set forth on Schedule 3.23, all of the proceedings pending or threatened against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth in such schedule. Except as disclosed in Schedule 3.23, the Company is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. The Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation.

        (b) There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company and each Seller, after due inquiry, threatened by or against the Company, any of the Company's officers, or any Seller with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and no Seller has any reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.

        3.24 No Conflict of Interest. Except as disclosed on Schedule 3.24, none of the Sellers nor any of their respective Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property, rights, or assets used in the business of the Company, except as a holder of Membership Interests.

        3.25 Bank Accounts. Schedule 3.25 sets forth the names and locations of each bank or other financial institution at which the Company has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Company and a summary statement thereof.

        3.26 Promoters and Vendors.

        (a) Schedule 3.26 sets forth:

             (i) a list of the 15 largest promoters of the Tour, in terms of revenue during the 1999 calendar year and the portion of 2000 prior to the date hereof (collectively, the "Major Promoters"), showing the total revenue received in each such period from each such promoter; and

             (ii) a list of the 15 largest vendors for the Tour, in terms of purchases by the Company during the 1999 calendar year and the portion of 2000 prior to the date hereof (collectively, the "Major Vendors"), showing the approximate total contract amount in each such period for each such vendor.

        (b) Except to the extent set forth in Schedule 3.26, since January 1, 1999, there has been no Material Adverse Change in the business relationship, and there has been no material dispute, between the Company and any Major Promoter or Major Vendor, and there are no indications that any Major Promoter intends to decline to promote any Tour, or that any Major Vendor intends to discontinue providing goods or services in a manner consistent with past practice.

        3.27 Additional Representations and Warranties by the Sellers.

        (a) The Seller hereby acknowledges that Purchaser intends the offer and issuance of the Common Stock to the Sellers to be exempt from registration under the Securities Act and applicable state securities laws by virtue of: (i) the status of each Seller as an Accredited Investor; and (ii) Regulation D promulgated under Section 4(2) of the Securities Act ("Regulation D").

        (b) The Seller hereby represents and warrants that:

             (i) it is an Accredited Investor;

             (ii) it shall acquire the Common Stock for its own account and not with a view to or for sale in connection with any "sale," "offer for sale," "offer to sell," "offer," or "distribution" thereof within the meaning of the Securities Act;

             (iii) it has sufficient knowledge and experience in financial, tax, and business matters to enable it to evaluate the merits and risks of investment in the Common Stock; and it has the ability to bear the economic risk of acquiring the Common Stock; and

             (iv) it has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Common Stock; and it has had an opportunity to ask questions of, and receive information and answers from, Purchaser concerning Purchaser and the Common Stock, and to assess and evaluate any information supplied to the Sellers. All questions concerning Purchaser and the Common Stock have been answered and all such information has been provided to the full satisfaction of the Seller.

        (c) The Seller hereby acknowledges that:

             (i) this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby involve complex tax and legal consequences for the Seller, and the Seller is relying solely on the advice of their own tax and legal advisors to evaluate such consequences;

             (ii) Purchaser has not made (or shall be deemed to have made) any representations or warranties concerning the tax or legal consequences of such transaction to the Seller;

             (iii) the Common Stock is not, and will not be, registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom; and

             (iv) the certificates representing the unregistered Common Stock to be delivered at the Closing shall bear substantially the following legend:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the company to the effect that such registration is not required."

        3.28 Brokers. None of the Sellers nor the Company has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of

Purchaser has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by any Seller or the Company in connection with this Agreement, the Restated Agreements, or any of the transactions contemplated hereby or thereby.

        3.29 Imposition of Certain Liability. None of the Sellers nor the Company has at any time taken any action or failed to take any action, as a result of which the Company has lost or will lose limited liability associated with the status of the Company as a limited liability company.

        3.30 Accuracy of Statements.

        (a) Neither this Agreement, the Company's Related Agreements, nor any written schedule, exhibit, written statement, written list, document, certificate or other written information furnished or to be furnished by, or on behalf of, the Company to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, the Company's Related Agreements, or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

        (b) Neither this Agreement, the Related Agreements, nor any written schedule, exhibit, written statement, written list, document, certificate or other written information furnished or to be furnished by, or on behalf of, the Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, the Related Agreements, or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to the Sellers and the Company, as of the date hereof, as follows:

        4.1 Due Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

        4.2 Due Authorization. Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements have been duly and validly approved and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby. Purchaser has duly and validly executed and delivered this Agreement and its Related Agreements. This Agreement and each of Purchaser's Related Agreements constitute (assuming, in each case, due execution and delivery by the Sellers and the Company) legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies.

        4.3 Consents and Approvals; Authority Relative to this Agreement. Except as set forth on Schedule 4.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby.

        4.4 No Violation of Other Instruments or Laws. The execution and delivery of this Agreement and the Related Agreements do not: (a) violate, breach or constitute any material event of default, or result in the acceleration of any material obligation, under any material contract, order, writ, injunction, arbitration award, judgment or decree to which Purchaser is a party or by which it is bound; or (b) violate any law or regulation of any U.S. federal, state or local government or any agency thereof.

        4.5 Stock Purchase Price. The shares of Common Stock that constitute the Stock Purchase Price, when issued and delivered by Purchaser to the Sellers in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens. The Escrow Shares, when released by the Escrow Agent to the Sellers in accordance with the terms and conditions of this Agreement and the Escrow Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

        4.6 Purchaser Disclosure Documents. Purchaser has made available to the Sellers true, correct, and complete copies of its Annual Report on Form 10-K for the year ended December 31, 1999, its Quarterly Report on Form 10-Q for the first quarter of 2000, and each Form 8-K for the first quarter of 2000 (if any) (collectively, "Purchaser Disclosure Documents"). Except as reflected in any subsequent amendment or supplement to a Purchaser Disclosure Document, the Purchaser Disclosure Documents, at the respective dates on which such documents were filed, did not contain any misstatements of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        4.7 Brokers. Purchaser has used no broker or finder in connection with the transactions contemplated hereby, and the Sellers nor any Affiliate of the Sellers has or shall have any liability or otherwise suffer or incur any Loss as a result of, or in connection with, any brokerage or finder's fee or other commission of any Person retained by Purchaser in connection with any of the transactions contemplated by this Agreement.


                                    ARTICLE V

                                    COVENANTS

        5.1 Implementing Agreement. Subject to the terms and conditions hereof, from and after the date hereof, each party hereto shall use its commercially reasonable efforts to take all action required of it to fulfill its obligations under the terms of this Agreement and its Related Agreements, and to facilitate the consummation of the transactions contemplated hereby and thereby. The Sellers hereby agree that, unless this Agreement is terminated in accordance with Section 9.1, the Sellers shall not place any Lien on any Membership Interests, shall not sell or otherwise transfer any Membership Interests to any Person other than Purchaser (and shall not agree to do the foregoing), and shall not take any other action (or refrain from taking any other action) that would have the effect of preventing or disabling any Seller's performance of its obligations under this Agreement or its Related Agreements. Purchaser hereby agrees to file the materials necessary to commence a fairness hearing covering the Stock Purchase Price and the Escrow Shares before the California Department of Corporations within 10 Business Days of the date hereof and to pursue diligently such fairness hearing to completion.

        5.2 Access to Information and Facilities. From and after the date hereof, each Seller shall give Purchaser and Purchaser's representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of the Company and each Seller that relate to the Company, and shall make the Company's and each Seller's officers, directors, members, managers, and employees available to Purchaser and its representatives as Purchaser and its representatives shall from time to time request.

        5.3 Consents and Approvals. Each Seller shall use its best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals by each party to any of the Contracts referred to in Schedule 3.3; provided, however, that no contact shall be made by any Seller (or any representative of any Seller) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed by Purchaser. Each of the Sellers and Purchaser shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made by it prior to the Closing Date by, or on behalf of, any such party pursuant to any applicable Law or Contract in connection with this Agreement and the Related Agreements, and the transactions contemplated hereby and thereby.

        5.4 Resignation of Officers and Directors. The Sellers shall cause each officer and manager of the Company, if so requested by Purchaser, to tender his or her resignation from such position effective as of the Closing.

        5.5 Supplemental Information. From time to time after the date hereof, the Sellers shall promptly disclose in writing to Purchaser any matter hereafter arising which, if existing, occurring or known as of the date hereof or the Closing Date would have been required to be disclosed to Purchaser or which would render inaccurate any of the representations, warranties or statements set forth in Article III hereof. No information provided to a party pursuant to this section shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

        5.6 Noncompetition.

        (a) Except as otherwise provided herein, each of 4 Fini, Inc., Codikow & Carroll, P.C., and Creative Artists Agency LLC hereby agrees that, for a period of three (3) years from and after the Closing Date, neither such Seller nor any of such Seller's respective Affiliates shall, directly or indirectly, invest in (other than ownership of 2% or less of the outstanding stock of any corporation listed on the New York Stock Exchange, American Stock Exchange, or any foreign stock exchange, or included in the National Association of Securities Dealers Automated Quotation System), own, operate, control, advise, manage, serve as a director, officer, member, manager, or employee of, or act as a consultant to any musical festival that predominantly features rock musical performances in conjunction with any or all of the following extreme athletics: bungee-jumping, snowboarding, skateboarding, inline skating, wakeboarding, border cross, surfing, BMX bicycle riding, and/or motorcycle jumping demonstrations and/or competitions ("Competing Tour") in the Territory; provided, however, that the activities to be conducted by each of 4 Fini, Inc., Codikow & Carroll, P.C., Codikow, Carroll, Guido & Groffman, LLP, and Creative Artists Agency LLC that are listed on Schedule 5.6 shall not be deemed to violate this section. Notwithstanding the foregoing or any other provision of this Agreement to the contrary:

             (i) in the event that Purchaser fails to satisfy its obligation under Section 6 of Exhibit B, and the Tour terminates as a direct result of such failure, then the provisions of this subsection shall be of no further force or effect as of the date that the Tour ceases operations; or

             (ii) in the event that the Tour is cancelled pursuant to Section 3(d) of Exhibit B, then this subsection shall survive for a period of three (3) years from the date that the Tour ceases operations.

        For purposes of this section, the term "directly or indirectly" shall include acts or omissions as proprietor, partner, joint venturer, employer, salesman, agent, employee, officer, director, member, manager, lender or consultant of, or owner of any interest in, any Person.

        (b) Until December 31, 2000, Vans, Inc. and its Affiliates shall not, directly or indirectly, engage in, invest in (other than ownership of 2% or less of the outstanding stock of any corporation listed on the New York Stock Exchange, American Stock Exchange, or any foreign stock exchange, or included in the National Association of Securities Dealers Automated Quotation System), own, operate, control, advise, manage, serve as a director, officer, member, manager, or employee of, or act as a consultant to, any Competing Tour in the Territory. Beginning January 1, 2001, so long as Vans, Inc. is a title sponsor of the Tour, neither Vans, Inc. nor any of its Affiliates shall be a title sponsor of any Competing Tour in the United States. If Vans, Inc. does not exercise any of its renewal options under that certain tour title sponsorship agreement with Purchaser, dated as of June 2000 ("Title Agreement"), then neither Vans, Inc. nor any of its Affiliates shall be a title sponsor of any Competing Tour in the United States for a period of one (1) year from the date that such tour title sponsorship agreement shall terminate in accordance with its terms. The restrictions in the foregoing sentence shall not apply if Vans, Inc. shall have exercised both option periods in the Title Agreement, and the Title Agreement is not renewed or extended upon the expiration of the second option period.

        (c) Each Seller agrees that, until the third (3rd) anniversary of the Closing Date, neither such Seller nor any of such Seller's respective Affiliates shall, directly or indirectly:

             (i) employ, solicit for employment or encourage to leave their employment, any permanent, full-time employee of the Company who is, or during the one-year period prior to such employment, solicitation or encouragement was, an officer or permanent full-time employee of the Company.

             (ii) knowingly disturb, or attempt to disturb, any business relationship between any third party and the Company; or

             (iii) make any statement to any third party, including the press or media, likely to result in adverse publicity for the Company.

        (d) In the event of an actual breach of the provisions of this section by any Seller, Purchaser, in addition to any other remedies available to it for such breach, including the recovery of damages, shall be entitled to:

             (i) an injunction restraining such Seller from such conduct; and

             (ii) withhold an amount reasonably related to such breach from amounts then remaining due to such Seller under this Agreement (including all exhibits and schedules attached hereto) until a final resolution of the dispute giving rise to such withholding, and the amounts so withheld shall be distributed in accordance with the resolution of such claims.

        (e) If at any time any of the provisions of this section shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this section shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each Seller expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

        5.7 Use of Name. From and after the Closing Date, except as may be necessary in connection with the provision of services under the Services Agreements, each of the Sellers agrees that it shall not, and that it shall cause its respective Affiliates not to, directly or indirectly use in any manner any trade name, trademark, service mark, logo, or other name owned or used by the Company, or any trade name, trademark, service mark, logo, or other name that is similar thereto in sound or appearance; provided that nothing in this Agreement shall impair the right of Vans, Inc. to use the "VANS" trademark.

        5.8 Termination of Certain Agreements. Each of the Sellers shall, and such Seller agrees that it shall cause its respective Affiliates and the Company to, and that its Affiliates and the Company shall, effective as of the Closing, without any cost to the Company, terminate, rescind, cancel and render void and of no effect any and all Contracts between the Company, on the one hand, and the Sellers or any of their respective Affiliates (other than the Company), on the other hand; provided, however, that this section shall not apply to this Agreement, any Related Agreement, or any Tour title sponsorship agreement between the Company and Vans, Inc. Each Seller agrees that, effective as of the Closing, all rights of Seller to indemnification by the Company (whether by Contract, By-law, Law or otherwise) are hereby terminated, void, of no effect and unenforceable by such Seller.

        5.9 Confidentiality. From and after the date hereof, each of the Sellers shall, and shall cause its respective Affiliates to, keep confidential and not disclose or furnish to any other Person, and not use for their own benefit or the benefit of any other Person, any confidential information, knowledge, or data concerning the business or affairs of the Company or the Purchaser, except as required or permitted by the Related Agreements to fulfill its obligations thereunder. Each of the Sellers agrees that, upon the request of the Purchaser on or after the date hereof, it shall immediately deliver to the Purchaser all papers, books, manuals, lists, correspondence and documents (in electronic format or otherwise) containing or relating to the confidential information of the Company or the Purchaser, together with all copies thereof, except as may be required to perform its obligations under its Services Agreement.

        5.10 Publicity. Each of the Sellers, the Company, and Purchaser agrees that no public release or announcement concerning this Agreement and the transactions contemplated hereby shall be issued without the prior consent of the other parties, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange.

        5.11 Preservation of Business. From and after the date hereof until the Closing Date, each Seller shall cause the Company to operate only in the ordinary and usual course of business and consistent with past practice, and shall: (a) preserve intact the present business organization and personnel of the Company; (b) preserve the good will and advantageous relationships of the Company with customers, suppliers, independent contractors, members, managers, employees and other Persons material to the operation of its businesses; and (c) not permit any action or omission that would cause any of the representations or warranties of any Seller or the Company contained herein to become inaccurate or any of the covenants of any Seller or the Company to be breached. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, the Company shall not, without the prior written consent of Purchaser:

             (i) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value;

             (ii) make any changes in its accounting systems, policies, principles or practices;

             (iii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any Membership Interests or any other securities of the Company, or amend any of the terms of any Membership Interests or such other securities;

             (iv) split, combine, or reclassify any Membership Interests (or any other securities), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Membership Interests (or any other securities), or redeem or otherwise acquire any Membership Interests or other securities of the Company;

             (v) make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables and accrued expenses in the ordinary course of business and consistent with past practice);

             (vi) make any loans, advances or capital contributions to, or investments in, any other Person;

             (vii) enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

             (viii) acquire, lease or encumber, or place a Lien upon, any assets outside the ordinary course of business or any assets that are material to the Company;

             (ix) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

             (x) pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suits or claims of liability against the Company or any of its directors, officers, employees or agents; or

             (xi) take any action, or refrain from taking any action, that would cause a Material Adverse Effect.

        5.12 Maintenance of Insurance. The Sellers shall cause the Company to continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

        5.13 Lock-Up. Each Seller hereby acknowledges and agrees that, for a period of one (1) year from and after the Closing Date, it shall not sell, pledge, encumber, assign, or otherwise transfer pursuant to Section 3(a)(10) of the Securities Act any of the shares of Fund II of the Stock Purchase Price or any of the Escrow Shares payable to such Seller hereunder.


                                   ARTICLE VI

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligations of Purchaser under Article II of this Agreement are subject to the waiver by Purchaser, or satisfaction of the following conditions, on or before the Closing Date:

        6.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of each Seller and the Company contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete on and as of the Closing Date (as updated pursuant to Section 5.5), except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date.

        6.2 Compliance with Agreements and Covenants. Each Seller shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

        6.3 Consents and Approvals. Company shall have furnished written evidence satisfactory to Purchaser that all consents and approvals required for the consummation of the transactions contemplated hereby or the ownership and operation by Purchaser of the Company and its businesses and operations have been obtained, and all required filings have been made, including (without limitation) those set forth on Schedule 3.3.

        6.4 Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 8.2.

        6.5 No Material Adverse Change. No Material Adverse Change shall have occurred and no event shall have occurred which, in the reasonable judgment of Purchaser, may have a Material Adverse Effect.

        6.6 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened that: (a) would likely have a Material Adverse Effect; or (b) would likely enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, any provision of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, or any integration of any operations of the Company with those of Purchaser and its Affiliates.

        6.7 Fairness Hearing. The payment of the Stock Purchase Price and the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall have been the subject of a fairness hearing before, and shall have been approved by, the California Department of Corporations.


                                   ARTICLE VII

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

        The obligations of the Sellers under Article II of this Agreement are subject to the waiver by the Sellers, or satisfaction of the following conditions, on or before the Closing Date:

        7.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall have been accurate and complete on and as of the date hereof, and shall also be accurate and complete as of the Closing Date (as updated pursuant to Section 5.5), except for representations and warranties that are made as of a specific date, which shall be accurate and complete as of such date.

        7.2 Compliance with Agreements and Covenants. Purchaser shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

        7.3 Documents. The Sellers shall have received all of the agreements, documents and items specified in Section 8.3.

        7.4 Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

        7.5 Fairness Hearing. The payment of the Stock Purchase Price and the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall have been the subject of a fairness hearing before, and shall have been approved by, the California Department of Corporations.


                                  ARTICLE VIII

                                     CLOSING

        8.1 Closing. The Closing shall take place at the offices of Advisors LLP, 11911 San Vicente Boulevard, Suite 345, Los Angeles, California 90049, at 10:00 A.M, on the second business day after the date on which the conditions set forth in Sections 6.7 and 7.5 shall have been fulfilled or waived by Purchaser and the Sellers, or such other later date and time as may be agreed by the parties hereto ("Closing Date"). The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the Closing Date.

        8.2 Deliveries by the Sellers and the Company. At the Closing, in addition to any other documents or agreements required under this Agreement, the Sellers shall deliver to Purchaser the following:

        (a) Duly executed endorsements, and instruments of transfer and assignment;

        (b) Receipts for the Cash Purchase Price and the Stock Purchase Price payable to the Sellers at the Closing;

        (c) Evidence, in form satisfactory to Purchaser, that all consents and approvals referred to in Schedule 3.3 have been obtained;

        (d) A written statement from each Person holding a Lien upon any of the assets of the Company, or upon any Membership Interests, confirming the repayment of the indebtedness secured thereby and the release as of the Closing Date of: (i) such Lien; and (ii) all obligations under any and all Contracts relating thereto;

        (e) A certificate dated the Closing Date of the members of the Company certifying the compliance by the Company with Section 6.1 and Section 6.2, and attached to such certificate shall be a written statement of all matters that shall have been disclosed pursuant to Section 5.5;

        (f) A certificate of the members of the Company certifying resolutions of the Company approving and authorizing the execution, delivery and performance of this Agreement and its Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of the Company);

        (g) A certified copy of the Membership Interest Register of the Company (or similar records of the Company reflecting the current members of the Company, and the Membership Interests of such Persons) as of the Closing Date, reflecting that the Purchaser is the registered owner of all of the issued and outstanding Membership Interests, certified by the secretary of the Company or equivalent Person;

        (h) The Articles of Organization, certificate of formation, or similar instruments of the Company certified by the Secretary of State or equivalent Person of the jurisdiction of organization (dated as of a recent date), and Operating Agreement or similar instruments of the Company, certified by the Secretary of State or equivalent Person of the jurisdiction of organization (dated as of a recent date);

        (i) Certificates of Good Standing for the Company from the State of California (dated as of a recent date);

        (j) An opinion, dated as of the Closing Date, of Advisors LLP, as counsel for each of the Company and Creative Artists Agency LLC; an opinion, dated as of the Closing Date, of Codikow, Carroll, Guido & Groffman, LLP, on its own behalf; an opinion, dated as of the Closing Date, of Brown, Altshuler and Spiro, as counsel for 4 Fini, Inc.; and an opinion, dated as of the Closing Date, of Vans, Inc., on its own behalf;

        (k) A duly executed Services Agreement with each of 4 Fini, Inc., Creative Artists Agency LLC, and Codikow, Carroll, Guido & Groffman, LLP; and

        (l) The Escrow Agreement, duly executed by each of the Company, the Sellers, Purchaser, and the Escrow Agent.

        8.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Sellers the following:

        (a) The amount of the Cash Purchase Price and the Stock Purchase Price payable to the Sellers at the Closing pursuant to Section 2.2, and Purchaser shall deliver to the Escrow Agent the Escrow Shares pursuant to Section 2.2(b);

        (b) A certificate, dated the Closing Date, of an executive officer of Purchaser, certifying the compliance by Purchaser with Section 7.1 and Section 7.2;

        (c) An opinion, dated the Closing Date, of Mayer, Brown & Platt, counsel for Purchaser, in form and substance satisfactory to the Sellers;

        (d) A duly executed Services Agreement with each of 4 Fini, Inc., Creative Artists Agency LLC, and Codikow, Carroll, Guido & Groffman, LLP; and

        (e) The Escrow Agreement, duly executed by each of the Company, the Sellers, Purchaser, and the Escrow Agent.


                                   ARTICLE IX

                                   TERMINATION

        9.1 Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

        (a) With the consent of the Sellers and Purchaser;

        (b) By Purchaser, if there shall have been a material breach of any covenant, representation or warranty of any Seller hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by the Sellers of a written notice from Purchaser specifying the breach and requesting such be remedied; or

        (c) By the Sellers, if there shall have been a material breach of any covenant, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of written notice from the Sellers specifying the breach and requesting such be remedied.

        9.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 5.6, Section 5.9, and Section 5.10, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.


                                    ARTICLE X

                                 INDEMNIFICATION

        10.1 Survival. The representations and warranties of the parties hereto contained herein shall survive the Closing until the close of business on December 31, 2001, except that

Tax Warranties shall survive until the Tax Statute of Limitations Date and Title and Authorization Warranties shall survive forever.

        10.2 Indemnification by the Sellers. Subject to the terms and conditions of the preamble to Article III, each of the Sellers agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, arising out of, or in connection with, any of the following:

        (a) any breach of, or any inaccuracy in, any representation or warranty made by any Seller in this Agreement or any Related Agreement or any document delivered at the Closing; provided, however, that: (A) except for breaches of, or inaccuracies in, Tax Warranties or Title and Authorization Warranties, a notice of the Purchaser Indemnified Party's claim shall have been given to the Sellers not later than the close of business on December 31, 2001; and (B) in the case of a Tax Warranty, a notice of the Purchaser Indemnified Party's claim shall have been given to the Sellers not later than the Tax Statute of Limitations Date;

        (b) any breach of, or failure by such Seller to perform, any covenant or obligation of such Seller set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing;

        (c) any and all Losses relating to, arising out of, or in connection with, any third party claim for infringement relating to, arising out of, or in connection with, the use prior to the Closing Date by any Seller or the Company of the trademark or tradename "WARPED TOUR" or the URL "www.warpedtour.com"; it being agreed that any indemnification of any Purchaser Indemnified Party under this Section 10.2(c) shall not be deemed to waive or otherwise compromise any rights to indemnification under any other provision of this Agreement; and

        (d) any and all Losses relating to, arising out of, or in connection with, any of the matters described in Section 2.3(f).

        10.3 Indemnification by Purchaser. Purchaser agrees to indemnify the Sellers and each of such Seller's Affiliates, officers, directors, employees, members, managers, agents and representatives against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to, or arising out of, or in connection with, any of the following:

        (a) any breach of, or any inaccuracy in, any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered at the Closing; and

        (b) any breach of, or failure by Purchaser to perform, any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered at the Closing.

        10.4 Claims. The provisions of this section shall be subject to Section
10.5. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement the Indemnified Person shall promptly give notice to the Indemnifying Person (and, if a Purchaser Indemnified Party is the Indemnified Person and the Escrow Shares continue to be held by the Escrow Agent, the Escrow Agent) of such claim and the amount the Indemnified Person will be entitled to receive hereunder from the Indemnifying Person; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. If the Indemnifying Person does not object in writing to such indemnification claim within 30 calendar days of receiving notice thereof, the Indemnified Person shall be entitled to recover promptly from the Indemnifying Person (and, if a Purchaser Indemnified Party is the Indemnified Person and the Escrow Shares continue to be held by the Escrow Agent, the Escrow Agent) the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnified Person may be entitled pursuant to
Section 10.2 or Section 10.3), and no later objection by the Indemnifying Person shall be permitted. If the Indemnifying Person agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Person shall nevertheless be entitled to recover promptly from the Indemnifying Person (and, if a Purchaser Indemnified Party is the Indemnified Person and the Escrow Shares continue to be held by the Escrow Agent, the Escrow Agent) the lesser amount, without prejudice to the Indemnified Person's claim for the difference.

        10.5 Notice of Third Party Claims; Assumption of Defense. The Indemnified Person shall give notice as promptly as is reasonably practicable to the Indemnifying Person (and, if the Indemnified Person is a Purchaser Indemnified Party and the Escrow Shares continue to be held by the Escrow Agent, the Escrow Agent) of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement; provided that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article X except to the extent (if any) that the Indemnifying Person shall have been prejudiced thereby. The Indemnifying Person may, at its own expense: (a) participate in the defense of any claim, suit, action or proceeding; and (b) upon notice to the Indemnified Person and the Indemnifying Person's delivering to the Indemnified Person a written agreement that the Indemnified Person is entitled to indemnification pursuant to Section
10.2 or Section 10.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnifying Person shall be liable for the entire amount of any Loss, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, however, that: (i) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person, and (ii) the Indemnifying Person shall thereafter consult with the Indemnified Person upon the Indemnified Person's reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person. If, however, the

Indemnified Person reasonably determines in its judgment that representation by the Indemnifying Person's counsel of both the Indemnifying Person and the Indemnified Person would present such counsel with a conflict of interest, then such Indemnified Person may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Person shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

        10.6 Settlement or Compromise. Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 10.5 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that no obligation, restriction or Loss shall be imposed on the Indemnified Person as a result of such settlement without its prior written consent. The Indemnified Person will give the Indemnifying Person at least 30 days' notice of any proposed settlement or compromise of any claim, suit, action or proceeding it is defending, during which time the Indemnifying Person may reject such proposed settlement or compromise; provided, however, that from and after such rejection, the Indemnifying Person shall be obligated to assume the defense of and full and complete liability and responsibility for such claim, suit, action or proceeding and any and all Losses in connection therewith in excess of the amount of unindemnifiable Losses which the Indemnified Person would have been obligated to pay under the proposed settlement or compromise.

        10.7 Failure of Indemnifying Person to Act. In the event that the Indemnifying Person does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnified Person to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations hereunder.

        10.8 Escrow and Earn-Out Payments. In the event a Purchaser Indemnified Party is entitled to receive any amount from the Sellers under this Agreement, including (without limitation) any indemnification payment under this Agreement, Purchaser shall recover all or any portion of such amount from, or offset such amount against, first: (i) the Escrow Shares in accordance with the terms of the Escrow Agreement (but only if such Escrow Shares shall not have been distributed in accordance with the terms of the Escrow Agreement or such shares are not otherwise the subject of a claim by any Purchaser Indemnified Party); and then
(ii) without limiting Purchaser's rights to seek any recovery against any Seller directly at any time, Purchaser shall recover all or any portion of such amount from, or offset against, either or both of the following: (A) Earn-Out Payments that may be earned, if any, in accordance with the terms of Exhibit B attached hereto; and (B) the Balloon Payment that may be earned, if any, in accordance with the terms of Exhibit B attached hereto.

        10.9 Limitations.

        (a) Notwithstanding any provision in this Agreement to the contrary, Sellers shall not have any liability pursuant to Section 10.2(a), unless and until aggregate Losses exceed $50,000, in which event, Sellers shall only be liable to the extent that such Losses exceed $50,000. Notwithstanding any provision in this Agreement to the contrary, Purchaser shall not have any liability pursuant to Section 10.3(a), unless and until such aggregate Losses exceed $50,000, in which event, Purchaser shall only be liable to the extent that such Losses exceed $50,000.

        (b) Notwithstanding any provision in this Agreement to the contrary, the aggregate indemnification liability of each Seller under this Article X shall not exceed the aggregate payments of the Purchase Price, Escrow Shares, Earn-Out Payments, and Balloon Payment paid by Purchaser to such Seller under this Agreement, except that there shall be no such limitation in the event of: (i) fraud committed by such Seller or the Company; (ii) any breach of the Tax Warranties or Title and Authorization Warranties; and (iii) any breach of
Section 3.29. Notwithstanding the foregoing, each Seller hereby agrees and acknowledges that any Purchaser Indemnified Party shall be entitled to satisfy any judgment or arbitral award issued with respect to any claim asserted against such Seller by such Purchaser Indemnified Party prior to January 1, 2002 with, and offset the amount of such judgment or award against, any Earn-Out Payment and/or Balloon Payment that may be earned subsequent to December 31, 2001. Each Seller hereby assigns all of its right, title, and interest in and to all Earn-Out Payments and the Balloon Payment as security to satisfy any such judgment or arbitral award.

        (c) The liability of the Sellers and Purchaser under this Article X shall be subject to reduction in an amount equal to the value of any: (i) net Tax benefit realized by the Indemnified Person (by reason of a Tax deduction, basis adjustment, shifting of income, credits and/or deductions, or otherwise from one or more fiscal periods to another resulting, in each case, from any Loss suffered by the Indemnified Person that forms the basis of the Indemnifying Person's obligation hereunder), giving effect to any Tax liabilities of the Indemnified Person arising as a result of any payments made by an Indemnifying Person with respect to such claim for indemnification; and (ii) insurance benefit realized by the Indemnified Person in connection with any Loss suffered by such Person that forms the basis of the Indemnifying Person's obligation hereunder.


                                   ARTICLE XI

                                  MISCELLANEOUS

        11.1 Expenses. Each party hereto shall bear its own expenses with respect to the transactions contemplated hereby. The Sellers shall pay all sales, use, stamp, transfer, service, recording, real estate and like taxes or fees, if any, imposed by any Governmental Authority in connection with the transfer and assignment of the Membership Interests.

        11.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by Purchaser, Company, and the Sellers.

        11.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given: (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission; or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

        If to the Sellers, then as set forth on the schedule attached hereto as
Schedule 11.3.

        with a copy to:

               Advisors LLP
               11911 San Vicente Boulevard
               Suite 345
               Los Angeles, California 90049
               Attention:  Leigh Morris
               Facsimile No.: 310-472-5433

        If to Purchaser, addressed as follows:

               Launch Media, Inc.
               2700 Pennsylvania Avenue
               Santa Monica, California 90404
               Attention:  James Pitaro
               Facsimile No.:  310-526-4400



        with a copy to:

               Mayer, Brown & Platt
               190 South LaSalle Street
               Chicago, Illinois  60603
               Attention:  Seth Weinberger
               Facsimile No.:  (312) 701-7711
        or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

        11.4 Effect of Investigation. Any due diligence review, audit or other investigation or inquiry undertaken or performed by, or on behalf of, Purchaser shall not limit, qualify, modify or amend the representations, warranties or covenants of, or indemnities by, the Sellers made or undertaken pursuant to this Agreement, irrespective of the knowledge and information received (or which should have been received) therefrom by Purchaser.

        11.5 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

        11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.7 Interpretation. The headings preceding the text of articles and sections included in this Agreement and the headings to schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms "including" or "include" shall in all cases herein mean "including, without limitation" or "include, without limitation," respectively. Underscored references to articles, sections, subsections or schedules shall refer to those portions of this Agreement. Consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of or inaccuracy in any representation, warranty or covenant or of any party's rights and remedies with regard thereto. No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein. A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

        11.8 Applicable Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of California, without giving effect to the principles of conflicts of law thereof.

        11.9 Assignment. This Agreement shall be binding upon the and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by the Sellers without the written consent of Purchaser or by Purchaser without the written consent of the Sellers, except that Purchaser may assign its rights hereunder without such consent to any Affiliate of Purchaser or to any Person in connection with a merger, acquisition, or sale of all or substantially all of the assets of Purchaser.

        11.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, members, managers, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

        11.11 Further Assurances. Upon the reasonable request of Purchaser, each Seller shall on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title in and to, the Membership Interests, and to otherwise carry out the purposes of this Agreement.

        11.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

        11.13 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

        11.14 Entire Understanding. This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings among the parties hereto.

                                    * * * * *

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


    LAUNCH MEDIA, INC.

    By: /s/ DAVID B. GOLDBERG
        -------------------------------

    Name: David B. Goldberg
          -----------------------------

    Title: CEO
           ----------------------------


    C.C.R.L. LLC

    By: /s/ LEE GABLER
        -------------------------------

    Name: Lee Gabler
          -----------------------------

    Title: Co-Chair
           ----------------------------


    CREATIVE ARTISTS AGENCY LLC           4 FINI, INC.

    By: /s/ LEE GABLER                   By: /s/ KEVIN S. LYMAN
        -------------------------------       ---------------------------------

    Name: Lee Gabler                     Name: Kevin S. Lyman
          -----------------------------         -------------------------------

    Title: Co-Chair                      Title: Owner
          ----------------------------          ------------------------------



    CODIKOW & CARROLL, P.C.               VANS, INC.

    By: /s/ DAVID CODIKOW                 By: /s/ CRAIG E. GOSSELIN
       -------------------------------       ---------------------------------

    Name: David Codikow                   Name: Craig E. Gosselin
         -----------------------------         -------------------------------

    Title: Partner                        Title: Vice President & Gen. Counsel
          ----------------------------          ------------------------------

                                  SCHEDULE 11.3

                               SCHEDULE OF SELLERS

------------------------------------------------------------------------------------
NAME AND ADDRESS                                   PERCENTAGE      AMOUNT OF CASH
                                                   INTERESTS OF    TO BE RECEIVED
                                                   EACH SELLER     AT CLOSING
------------------------------------------------------------------------------------
Creative Artists Agency LLC                         28.33%         $566,666.67
9830 Wilshire Blvd.
Beverly Hills, CA 90212-1825
Attn:  Michael Rubel
Fax:  310-288-4800

------------------------------------------------------------------------------------
Codikow & Carroll, P.C.                             28.34%         $566,666.67
9113 Sunset Blvd.
Los Angeles, CA 90069
Attn:  David Codikow
Fax:  310-271-0775

------------------------------------------------------------------------------------
4 Fini, Inc.                                        28.33%         $566,666.67
4650 Arrow Highway
Montclair, CA 91763
Attn:  Kevin Lyman
Fax:  909-482-1902

------------------------------------------------------------------------------------
Vans, Inc.                                          15%            $300,000
15700 Shoemaker Ave
Santa Fe Springs, CA 90670-5569
Attn:  Craig Gosselin
Fax:  562-565-8449

------------------------------------------------------------------------------------
TOTAL:                                              100%           $2,000,000
------------------------------------------------------------------------------------

                                    EXHIBIT A

                            FORM OF ESCROW AGREEMENT

                                    EXHIBIT B

                  TERMS AND CONDITIONS OF THE EARN-OUT PAYMENT

                                    EXHIBIT C

                  FORM OF SERVICES AGREEMENT WITH 4 FINI, INC.

                                    EXHIBIT D

           FORM OF SERVICES AGREEMENT WITH CREATIVE ARTISTS AGENCY LLC

                                    EXHIBIT E

     FORM OF SERVICES AGREEMENT WITH CODIKOW, CARROLL, GUIDO & GROFFMAN, LLP